Exhibit 99.1

News Release
General Inquiries: (877) 847-0008 www.sanchezmidstream.com

Sanchez Midstream Partners Reports

Fourth Quarter and Full Year 2017 Financial Results

HOUSTON--(GLOBE NEWSWIRE)--March 9, 2018--Sanchez Midstream Partners LP (NYSE American: SNMP) (“SNMP” or the “Partnership”) today reported fourth quarter and full year 2017 results.  Highlights from the report include:

•	The Partnership reported net income of $0.3 million for the fourth quarter 2017, which compares to net income of $3.8 million for the third quarter 2017;
•	The Partnership reported Adjusted EBITDA (a non-GAAP financial measure) of $21.4 million for the fourth quarter 2017, up approximately 21 percent when compared to the third quarter 2017;
•	In February 2018, the Partnership declared and paid a fourth quarter 2017 cash distribution on common units of $0.4508 per unit ($1.8032 per unit annualized);
•	The Partnership’s fourth quarter 2017 cash available for distribution (a non-GAAP financial measure) was $9.9 million, resulting in a distribution coverage ratio of 1.5 times; and
•

After completing an extensive capital program, which resulted in the commercial in-service of the Raptor Gas Processing Facility and SECO Pipeline in 2017, the Partnership intends to use excess cash flow to reduce debt, further improve its balance sheet, and internally finance growth.

MANAGEMENT COMMENTARY

“After years of planning, focused investment, and the strategic divestiture of non-core producing assets, we successfully completed the transformation of SNMP to a midstream master limited partnership in 2017,” said Gerry Willinger, Chief Executive Officer of the general partner of SNMP.  “As part of this transformation, we completed an extensive capital program, improved our existing asset base, completed and expanded the Raptor Gas Processing Facility, developed the SECO Pipeline, and positioned the Partnership to achieve free cash flow heading into 2018.

“The Raptor Gas Processing Facility, a joint venture that is 50 percent owned and operated by Targa Resources Corp. (“Targa”), began commercial operations in June 2017 with 200 million cubic feet equivalent per day (“MMcfe/d”) of processing capacity, and was expanded in the third quarter 2017 to capacity of 260 MMcfe/d.  We developed our wholly owned SECO Pipeline on a parallel path with the completion of the Raptor Gas Processing Facility. The SECO Pipeline was brought on-line in August 2017, and connects to the Raptor Gas Processing Facility, providing 400 MMcfe/d of capacity to transport dry gas to multiple markets in South Texas.  These assets, together with Western Catarina Midstream and the Carnero Gathering Pipeline, a joint venture with Targa that feeds the Raptor Gas Processing Facility, form the basis of our midstream strategy in South Texas and provide stable, fee-based cash flow to support our continued growth.

“As we look to expand our strategic position in South Texas, we have made a concerted effort to reduce the Partnership’s exposure to production activities which, by their nature, are sensitive to commodity prices and are less suited for our business model going forward.  To that end, we closed the sale of our remaining operated Oklahoma production assets in July 2017 for approximately $5.5 million.  More recently, in November 2017, we closed the sale of certain non-operated production assets in Texas for approximately $6.3 million.  We intend to pursue additional strategic divestitures of producing assets, with an eye toward continuing to expand the contribution of our fee-based, midstream activities.

“With the completion of the Raptor Gas Processing Facility and SECO Pipeline, our fourth quarter 2017 Adjusted EBITDA more than doubled when compared to Adjusted EBITDA for the first quarter 2017.  As a result, our cash available for distribution in the fourth quarter 2017 was approximately $9.9 million, which covered our distribution on common units by 1.5 times.

“Importantly, although our total capital spending in 2018 is expected to be considerably lower when compared to 2017, we continue to see opportunities for cash flow growth this year.  Our South Texas midstream assets are strategically positioned to capture upside from the development activity of Sanchez Energy Corporation (NYSE: SN) at Comanche and Catarina, and we anticipate increasing volumes through our facilities in 2018 and the years to come.

“Having posted eight consecutive quarters of distribution growth, we elected this quarter to hold our distribution flat at $0.4508 per common unit.  This decision, which we did not take lightly, comes as the capital markets increasingly favor coverage and balance sheet strength over growth.  As a result, it is apparent that the capital markets are not rewarding the Partnership for its current distribution stream, let alone increases in our quarterly distribution.  As evidenced by our distribution coverage ratio, we believe we have sufficient cash flow to consider distribution increases in the future.  However, until such time that the capital markets become less restrictive, we believe it is more prudent to use excess cash flow to reduce debt, further improve the Partnership’s balance sheet, and internally finance growth.”

FINANCIAL RESULTS

The Partnership’s revenue totaled $18.7 million during the fourth quarter 2017.  Included in total revenue for the fourth quarter 2017 is $16.2 million from the midstream activities of Western Catarina Midstream and the SECO Pipeline and $6.1 million from production activities.  The balance of the Partnership’s fourth quarter 2017 total revenue came from hedge settlements ($0.4 million) and a loss on mark-to-market activities ($4.0 million), which is a non-cash item.

The Partnership’s revenue for the full year 2017 totaled $88.1 million.  Included in total revenue for the full year is $55.8 million from the midstream activities of Western Catarina Midstream and the SECO Pipeline and $28.4 million from production activities.  The balance of the Partnership’s total revenue for the full year came from hedge settlements ($9.1 million net, which includes a $3.6 million gain related to the August 2017 hedge repositioning) and a loss on mark-to-market activities ($5.2 million), which is a non-cash item.

Earnings from the Partnership’s midstream joint ventures with Targa totaled $3.5 million in the fourth quarter 2017 and $7.9 million for the full year 2017.

On a GAAP basis, the Partnership recorded net income of $0.3 million for the fourth quarter 2017, which compares to net income of $3.8 million for the third quarter 2017 and a net loss of $12.9 million in the fourth quarter 2016. The Partnership reported a net loss of $3.0 million for the full year 2017, which compares to net income of $19.2 million for the full year 2016.

Adjusted EBITDA (a non-GAAP financial measure) for the fourth quarter 2017 was approximately $21.4 million, which is up approximately 21 percent when compared to the third quarter 2017 Adjusted EBITDA of $17.8 million.  For the full year 2017, the Partnership reported Adjusted EBITDA of $65.0 million which is 17 percent higher when compared to full year 2016 Adjusted EBITDA of $55.4 million.  The Partnership’s calculation of Adjusted EBITDA is discussed in further detail below.

LIQUIDITY UPDATE

As of Dec. 31, 2017, the Partnership had $189 million in debt outstanding under its credit facility, which has a current borrowing base of $249.3 million and an elected commitment amount of $200 million.  The midstream portion of the borrowing base is approximately $211 million, which results in the Partnership’s midstream collateral more than covering the $200 million elected commitment amount.

The Partnership had approximately $0.3 million in cash and cash equivalents as of Dec. 31, 2017.

HEDGE UPDATE

For the full year 2018, the Partnership has hedged approximately 0.5 billion cubic feet of its natural gas production at an effective NYMEX fixed price of approximately $3.00 per million British thermal units and approximately 260 thousand barrels of its crude oil production at an effective NYMEX fixed price of approximately $59.74 per barrel.  The Partnership has additional hedges covering a portion of its production in 2019 through 2020.  More information on the Partnership’s hedge positions can be found in the SNMP Investor Presentation posted at www.sanchezmidstream.com.

COMMON UNITS

The Partnership had 14,965,134 common units issued and outstanding as of March 6, 2018.

DISTRIBUTIONS

On Feb. 8, 2018, the Partnership declared a fourth quarter 2017 cash distribution on its common units of $0.4508 per unit ($1.8032 per unit annualized).  The Partnership also declared a fourth quarter 2017 distribution to the holders of its Class B preferred units equal to $0.28225 per Class B preferred unit.

Based on fourth quarter 2017 Adjusted EBITDA of $21.4 million, cash interest expense of $2.9 million, maintenance capital of $0.6 million, and $8.8 million in preferred distributions, the Partnership generated approximately $9.9 million in cash available for distribution (a non-GAAP financial measure) during the fourth quarter 2017, resulting in a distribution coverage ratio of 1.5 times.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Friday, March 9, 2018 to discuss fourth quarter 2017 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (844) 824-3837 shortly before 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  The international phone number is (412) 317-5161.  Callers should request the “Sanchez Midstream Partners Fourth Quarter 2017 Conference Call” once reaching the operator.

A live audio webcast of the conference call and the earnings release will be available on the Partnership’s website (www.sanchezmidstream.com) under the Investor Relations page.  A replay will be available approximately one hour after the call through March 16, 2018, at 10:59 p.m. Central Time (11:59 p.m. Eastern Time). The replay may be accessed by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International), and referencing the replay passcode: 10116991.

ABOUT THE PARTNERSHIP

Sanchez Midstream Partners LP (NYSE American: SNMP) is a growth-oriented publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream assets in North America.  The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines, and a natural gas processing facility, all located in the Western Eagle Ford in South Texas.

ADDITIONAL INFORMATION

Additional information about SNMP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezmidstream.com).

NON-GAAP MEASURES

We present Adjusted EBITDA and cash available for distribution, non-GAAP financial measures, in addition to our reported net income (loss), the most comparable GAAP financial measure, in this news release.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settled early; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.  For a reconciliation of Adjusted EBITDA to Net Income (Loss), the most directly comparable GAAP measure, see the tables at the end of this release. Cash available for distribution is defined as Adjusted EBITDA less cash interest expense; distributions on preferred units; and maintenance capital.  For a reconciliation of cash available for distribution to Net Income (Loss), the most directly comparable GAAP measure, see the tables at the end of this release.

Adjusted EBITDA and cash available for distribution are significant performance metrics used by our management to indicate (prior to the establishment of any cash reserves by the board of directors of our general partner) the distributions that we would expect to pay to our unitholders. Specifically, these financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or any increase in our quarterly distribution rates. Adjusted EBITDA and cash available for distribution are also used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess: (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and (iii) our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.

We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA and cash available for distribution is net income (loss). Our non-GAAP financial measures of Adjusted EBITDA and cash available for distribution should not be considered as an alternative to GAAP net income (loss). Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income. Adjusted EBITDA and cash available for distribution should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For reconciliations of Adjusted EBITDA and cash available for distribution to net income (loss), the most comparable GAAP financial metric, please see the tables below.

FORWARD-LOOKING STATEMENTS

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; acquisition strategy; financing strategy; ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering, processing and other agreements; future operating results; the ability of our partners to perform under our joint ventures and partnerships; future capital expenditures; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.   In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by the management of our general partner.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.

Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Kevin Smith

VP of Investor Relations

(281) 925-4828

Sanchez Midstream Partners LP

Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2017	2016	2017	2016
	($ in thousands, except per unit amounts)

Oil, liquids, and gas sales	$6,545	$7,402	$37,529	$44,493
Gathering and transportation sales	16,204	12,842	55,825	53,972
Loss on mark-to-market activities	(4,032)	(4,928)	(5,205)	(27,780)
Total revenues	18,717	15,316	88,149	70,685

Operating expenses:
Lease operating expenses	2,395	3,063	12,994	14,981
Transportation operating expenses	2,610	3,299	11,600	12,478
Cost of sales	—	36	77	328
Production taxes	310	330	1,476	1,167
General and administrative	5,779	5,918	22,655	22,901
Unit-based compensation expense	723	322	3,373	1,941
(Gain) loss on sale of assets	(1,604)	—	(4,150)	219
Depreciation, depletion and amortization	6,813	12,975	34,830	33,799
Asset impairments	—	6,337	4,688	7,646
Accretion expense	126	226	773	1,127
Total operating expenses	17,152	32,506	88,316	96,587

Other (income) expense:
Interest expense	2,347	1,548	8,341	5,093
Gain on embedded derivatives	—	(4,590)	—	(47,794)
Earnings from equity investments	(3,488)	(1,246)	(7,885)	(2,382)
Other (income) expense	2,417	—	2,417	(50)
Total expenses, net	18,428	28,218	91,189	51,454
Income (loss) before income taxes	289	(12,902)	(3,040)	19,231
Income tax expense	—	—	—	—
Net income (loss)	289	(12,902)	(3,040)	19,231
Less:
Preferred unit distributions paid in common units	—	—	(2,625)	—
Preferred unit distributions	(8,750)	(9,625)	(33,250)	(39,375)
Preferred unit amortization	(496)	(3,960)	(1,796)	(24,340)
Net loss attributable to common unitholders	$(8,957)	$(26,487)	$(40,711)	$(44,484)

Adjusted EBITDA	$21,404	$12,429	$65,029	$55,396

Net loss per unit
Common units - Basic	$(0.62)	$(3.34)	$(2.90)	$(9.55)
Weighted Average Units Outstanding
Common units - Basic	14,486,001	7,941,890	14,039,726	4,658,970

Sanchez Midstream Partners LP

Condensed Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
	2017	2016
	($ in thousands)

Current assets	$17,527	$14,765
Midstream and production assets, net	213,145	222,820
Other assets	297,751	302,120
Total assets	$528,423	$539,705

Current liabilities	$13,413	$9,443
Long-term debt, net of debt issuance costs	187,808	151,322
Other long-term liabilities	12,598	19,205
Total liabilities	213,819	179,970

Mezzanine equity	343,912	342,991

Partners' capital (deficit)	(29,308)	16,744
Total partners' capital (deficit)	(29,308)	16,744
Total liabilities and partners' capital	$528,423	$539,705

Sanchez Midstream Partners LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Cash Available for Distribution

	Three Months Ended		Year Ended
	Dec. 31,		Dec. 31,
	2017	2016	2017	2016
	($ in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Cash Available for Distribution
Net income (loss)	$289	$(12,902)	$(3,040)	$19,231
Add:
Interest expense, net	2,347	1,548	8,341	5,093
Depreciation, depletion and amortization	6,813	12,975	34,830	33,799
Asset impairments	—	6,337	4,688	7,646
Accretion expense	126	226	773	1,127
(Gain) loss on sale of assets	(1,604)	—	(4,150)	219
Unit-based compensation programs	723	322	3,373	1,941
Unit-based asset management fees	2,342	2,081	8,820	6,984
Distributions in excess of equity earnings	3,504	1,504	5,792	2,568
Loss on mark-to-market activities	6,385	4,928	7,558	27,780
Commodity derivatives settled early	—	—	(3,602)	(3,198)
Gain on embedded derivatives	—	(4,590)	—	(47,794)
Acquisition and divestiture costs	479	—	1,646	—
Adjusted EBITDA (1)	21,404	12,429	65,029	55,396

Maintenance capital expenditures(2)	(600)	(600)	(2,400)	(2,400)
Cash interest expense	(2,150)	(1,308)	(7,643)	(4,013)
Preferred unit distributions	(8,750)	(9,625)	(33,250)	(39,375)
Cash available for distribution	$9,904	$896	$21,736	$9,608

(1)To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in this quarterly report. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net, (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settled early; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.

(2) Represents estimated maintenance capital expenditures attributable to our controlling interest in our midstream and production assets. Maintenance capital expenditures are cash expenditures made to maintain, over the long-term, our operating capacity, operating income or asset base. Examples of maintenance capital expenditures are expenditures to develop and replace our oil and natural gas reserves as well as the repair, refurbishment and replacement of gathering and transportation assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Sanchez Midstream Partners LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months	Three Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,
	2017	2017	2017	2017
	($ in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(7,659)	$559	$3,771	$289
Add:
Interest expense, net	1,883	1,896	2,215	2,347
Depreciation, depletion and amortization	12,181	8,937	6,899	6,813
Asset impairments	4,688	—	—	—
Accretion expense	258	240	149	126
Gain on sale of assets	—	—	(2,546)	(1,604)
Unit-based compensation programs	540	1,479	631	723
Unit-based asset management fees	2,030	2,345	2,103	2,342
Distributions in excess of equity earnings	968	803	517	3,504
(Gain) loss on mark-to-market activities	(4,480)	(1,347)	7,000	6,385
Commodity derivatives settled early	—	—	(3,602)	—
Acquisition and divestiture costs	129	424	614	479
Adjusted EBITDA (1)	$10,538	$15,336	$17,751	$21,404

(1)To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in this quarterly report. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net, (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settled early; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.

Sanchez Midstream Partners LP

Operating Statistics

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2017	2016	2017	2016
Gathering and Transportation Throughput:
Oil (MBbls)	1,169	1,195	4,219	4,862
Gas (MMcf)	21,499	15,625	67,469	66,447
Total throughput (MBoe)(1)	4,752	3,799	15,464	15,937
Average daily throughput (MBoe/D)	52	41	42	44

(1) Excludes water throughput.

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2017	2016	2017	2016
Net Production in MBoe:
Total production (MBoe)	149	261	936	1,133
Average daily production (Boe/D)	1,620	2,841	2,565	3,096

Average Sales Price per Boe:
Boe Net realized price, including hedges (1)	$43.93	$30.58	$40.19	$40.24
Boe Net realized price, excluding hedges (2)	$41.28	$29.22	$30.41	$22.11

(1) Excludes impact of mark-to-market gains (losses).

(2) Excludes the impact of all hedging gains (losses).